***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), is dated as of September 22, 2025, by and between Scilex Holding Company, a Delaware corporation, having a principal place of business at 960 San Antonio Road, Suite 100, Palo Alto, CA 94303 (“Scilex”) and Inform LLC, a California limited liability company (“Consultant”), with respect to the performance of services by Jaisim Shah (“Consultant Key Person”). Scilex and Consultant may be referred to herein individually as a “party” or, collectively, as the “parties”.

WHEREAS, Scilex is in the business of developing, manufacturing and distributing pharmaceutical products; and

WHEREAS, in furtherance thereof, Scilex desires to retain Consultant to provide certain services and Consultant desires to enter into this Agreement to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, including the Consulting Agreement Terms and Conditions attached hereto and incorporated by reference herein (the “Terms and Conditions”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. SCOPE OF SERVICES. Effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger entered into as of August 30, 2024, as amended, by and among Denali Capital Acquisition Corp., a Cayman Islands exempted company which will migrate to and domesticate as a Delaware corporation prior to the transaction contemplated by the Merger Agreement (“Parent”), Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Semnur Pharmaceuticals, Inc., a Delaware corporation and majority owned subsidiary of Scilex (the “Effective Date”), Scilex hereby retains Consultant, and Consultant hereby agrees, through Consultant Key Person, to perform consulting and advisory services related to Scilex’s business, business operations, and products, as reasonably requested by Scilex (the “Services”). In furtherance of provision of the Services, upon Scilex’s request, Consultant agrees to provide Scilex with written reports and other documentation setting forth Consultant’s findings and advice, as appropriate, along with the results of any of the Services provided by Consultant pursuant to this Agreement, the sufficiency of such reports, documentation and results being within the sole discretion of Scilex.

2. COMPENSATION.

2.1 Payment. In consideration for Consultant’s Services hereunder, Scilex agrees to pay to Consultant at a rate of $50,000.00 per month, with payment to be made within fifteen (15) days following the end of each month during the Term (as defined below), prorated for any partial months of service. During the Term, Consultant Key Person also shall continue to vest in Consultant Key Person’s outstanding Scilex stock options.

2.2 Expenses. Scilex shall reimburse Consultant, upon submission of itemized receipts by Consultant, for reasonable out-of-pocket expenses actually incurred by Consultant or Consultant Key Person in the furtherance of Consultant’s performance of the Services, which are approved by Scilex in advance and in writing (the “Expenses”).

2.3 Invoicing. If Consultant or Consultant Key Person incurs any Expenses, Consultant shall, no later than thirty (30) days following the date on which the Expenses were incurred, submit an invoice for such Expenses to Scilex. Scilex will pay all approved and undisputed amounts in such invoice within thirty (30) days of receipt. All invoices shall be submitted electronically to accounts-payable@Scilexpharma.com.

2.4 Fair Market Value. The parties acknowledge and agree that Consultant is being compensated, on a fair market basis, solely for performance of the Services described in this Agreement. Nothing in this Agreement is intended to be, or should be construed as, a reward for past or incentive for future decisions regarding the prescription, use, purchase or recommendation of Scilex’s products.

3. TERM. This Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of five (5) years from the Effective Date, unless earlier terminated pursuant to the Terms and Conditions (the “Term”).

4. NOTICES. Any notice required hereunder shall be in writing and deemed effectively given: (a) upon personal delivery to the party to be notified; (b) on the date such notice is received from any reputable courier service that provides tracking and written verification of delivery; or (c) on the date on which such notice is delivered by email, with confirmation that such email has been received and read.

If to Consultant:	Inform LLC *** *** Email: ***

	Stephen Ma Scilex Holding Company 960 San Antonio Road, Suite 100 Palo Alto, CA 94303 Email: sma@scilexholding.com	With a Copy To: Henry Ji, CEO Scilex Holding Company 960 San Antonio Road, Suite 100 Palo Alto, CA 94303 Email: hji@scilexholding.com

5. COUNTERPARTS. This Agreement may be executed in two counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing the original signatures.

6. ENTIRE AGREEMENT. This Agreement, together with the Terms and Conditions and any exhibits or attachments, constitutes the entire agreement between the parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter of this Agreement. Any alterations or amendments to this Agreement (including any handwritten changes) will be null and void except by an instrument in writing, signed by both parties.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized representatives as of the date first written above.

SCILEX HOLDING COMPANY		INFORM LLC

By:	/s/ Henry Ji	By:	/s/ Jaisim Shah
Name:	Henry Ji	Name:	Jaisim Shah
Title:	Chief Executive Officer and President	Title:	Consultant

CONSULTING AGREEMENT TERMS AND CONDITIONS

THESE CONSULTING AGREEMENT TERMS AND CONDITIONS (the “Terms and Conditions”) are incorporated by reference into that certain Consulting Agreement (the “Agreement”) to which the Terms and Conditions are attached. All capitalized terms used but not defined herein shall have the respective meanings as set forth in the Agreement.

1. SCOPE OF SERVICES. Consultant agrees to perform the Services in accordance with the Agreement.

2. CONSULTANT REPRESENTATIONS. Consultant represents and warrants that the following statements are true and correct as of the Effective Date and will continue to be true and correct for the duration of the Term: (a) Consultant and Consultant Key Person have the requisite expertise and ability to perform the Services; (b) Consultant has full power, authority and right to enter into the Agreement, and perform its obligations thereunder, without the consent, approval or authorization of any third party, such as Consultant Key Person’s employer; (c) Consultant is engaged as an independent contractor and has complied with all federal, state and local laws, including receipt of all applicable business permits and licenses required to perform the Services; and (d) the execution, delivery and performance of the Agreement by Consultant does not constitute a breach of any contract, obligation or duty to which Consultant or Consultant Key Person is subject.

3. CONFIDENTIALITY. Consultant agrees to (and will cause Consultant Key Person to) keep confidential and use only for the purposes of performing this Agreement any Confidential Information that Consultant or Consultant Key Person receives or has access to in the course of performing this Agreement. “Confidential Information” shall include any Scilex information, in any media, written or oral, that is marked as confidential or which a reasonable person would understand to be confidential. Consultant will return any Confidential Information belonging to Scilex upon the first to occur of: (a) Scilex’s request; (b) expiration of this Agreement; or (c) termination of this Agreement. The obligation of confidentiality shall survive for five (5) years from expiration or earlier termination of this Agreement.

4. OWNERSHIP OF WORK PRODUCT.

4.1 Pre-existing Intellectual Property. The Agreement does not affect the ownership of inventions (whether patentable or unpatentable), works of authorship, and other developments existing as of the Effective Date, and all patents, copyrights, trade secret rights and other intellectual property rights to such inventions, discoveries, works of authorship, and other developments, (collectively, “Pre-existing Intellectual Property”). Neither party shall have any rights to any Pre-existing Intellectual Property of the other party, except as may be otherwise expressly provided in any other written agreement between the parties.

4.2 Intellectual Property. Scilex shall solely own all inventions (whether patentable or unpatentable), works of authorship, and other developments that Consultant or Consultant Key Person conceives in performing the Agreement (collectively, “Intellectual Property”). Consultant shall promptly notify Scilex, in writing, of any Intellectual Property that Consultant or Consultant Key Person conceives in performing this Agreement. Such notice shall provide a full written description of the Intellectual Property in sufficient detail to permit its understanding by one of ordinary skill in the art to which the invention pertains.

4.3 Assignment and Other Rights. Consultant shall and hereby does assign to Scilex the entirety of Consultant’s rights to any Intellectual Property that Consultant or Consultant Key Person conceives in performing the Agreement, and Consultant and Consultant Key Person will have no remaining rights to such Intellectual Property. Scilex will have the right to prosecute, maintain, and enforce, at its expense, any patents and patent applications relating to such Intellectual Property, and will have all rights to damages or other recovery for infringement of any such patents, without any obligation to Consultant or Consultant Key Person. Consultant shall promptly execute (and shall cause Consultant Key Person to promptly execute) any documents that Scilex reasonably requests in connection with such prosecution, maintenance, and enforcement.

4.4 Consultant Property and Third-Party Property. Without Scilex’s prior written approval, Consultant will not (and shall cause Consultant Key Person not to) knowingly use in the performance of the Services, any of its (or Consultant Key Person’s) own intellectual property or that of a third-party that may interfere with Scilex’s rights to Intellectual Property.

5. DISCLOSURES TO SCILEX. Consultant represents, warrants and covenants that any and all information and materials disclosed to, and which may be disclosed during the Term to, Scilex, or used for the benefit of Scilex by Consultant or Consultant Key Person (excluding information and materials provided to Consultant or Consultant Key Person by Scilex) do not and will not include any confidential, trade secret or proprietary information of third-parties, and that Consultant (or Consultant Key Person) has the full and exclusive right and authority to disclose and use such information and materials upon the terms and conditions stated herein. If, during the Term, Consultant or Consultant Key Person discloses any copyrightable works, inventions, discoveries, or ideas to Scilex which were conceived or written prior to the Agreement, or which are not based upon any information received from Scilex, Scilex will have no liability to Consultant or Consultant Key Person because of Scilex’s use of such works, inventions, discoveries or ideas.

6. INDEPENDENT CONTRACTOR. Consultant is an independent contractor and neither Consultant nor Consultant Key Person shall be considered an employee or agent of Scilex. Consultant and Consultant Key Person have no authority to obligate Scilex by contract or otherwise. Consultant Key Person is not entitled to receive any employee welfare, pension or fringe benefits of any type from Scilex including, but not limited to, medical and dental coverage, disability, life insurance, severance, stock or deferred compensation programs, vacation or other paid time off. Consultant or Consultant Key Person shall be responsible for all taxes, including without limitation, withholding, income, payroll and employment, value added, sales, goods and services, and stamp taxes, and any and all taxes assessed by any government authority that apply to the Services rendered by Consultant under the Agreement. Scilex shall be entitled to withhold from any payment due to Consultant any taxes that Scilex is required to pay on behalf of Consultant, and such payment shall decrease by an equivalent amount the payment due to Consultant. Scilex will report payments made to Consultant as required by applicable federal, state or local tax law or regulations. Consultant may receive a Form 1099 if required under the United States Internal Revenue Code, and/or if the total annual compensation amount (including any products) exceeds the United States Internal Revenue Service threshold limit.

7. SUBCONTRACTING. Consultant will not subcontract or otherwise delegate any of Consultant’s obligations under the Agreement (other than with respect to services to be provided by Consultant Key Person) without Scilex’s express prior written consent, which shall not be unreasonably withheld. Provided that Scilex grants such consent, Consultant shall enter into a binding written agreement with such subcontractor that protects Scilex’s rights and interests to at least the same degree as the Agreement. Consultant will be responsible for the direction and coordination of the services of each approved subcontractor. Scilex will have no obligation or liability to any subcontractor.

8. MUTUAL INDEMNIFICATION.

8.1 Mutual Indemnity. Each party (the “Indemnifying Party”) agrees to defend the other party, its affiliates and each of their respective officers, directors, employees, contractors and agents (each an “Indemnified Party”) from and against any action, claim, suit, investigation or other proceeding brought by a third party (a “Claim”) to the extent such Claim arises out of the Indemnifying Party’s breach of this Agreement or the negligence, recklessness or willful misconduct on the part of the Indemnifying Party, its officers, directors, employees, agents or other representatives in connection with this Agreement. The Indemnifying Party will indemnify and hold harmless the Indemnified Party from any liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or levied against such Indemnified Party as a result of such Claim.

8.2 General Conditions of Indemnification. The Indemnifying Party’s obligations under Section 8.1 are conditioned upon the Indemnified Party (a) providing written notice to the Indemnifying Party of any Claim within thirty (30) days after the Indemnified Party has knowledge of such Claim (except that failure to timely provide such notice will relieve the Indemnifying Party of its obligations only to the extent the Indemnifying Party is materially prejudiced as a direct result of such delay); (b) giving the Indemnifying Party sole control over the defense thereof and any related settlement negotiations; and (c) cooperating and, at the Indemnifying Party’s request and expense, assisting in such defense. Notwithstanding the foregoing, the Indemnified Party may participate at its own expense in the defense and any settlement discussions, and will have the right to approve any settlement agreement that involves an admission of fault by the Indemnified Party or imposes non-monetary obligations on the Indemnified Party; provided, however, that such approval will not be unreasonably withheld.

9. LIMITATION OF LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THE AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO EACH PARTY’S (A) BREACH OF SECTION 3 (CONFIDENTIALITY); (B) BREACH OF SECTION 4 (OWNERSHIP OF WORK PRODUCT); (C) INDEMNIFICATION OBLIGATIONS UNDER SECTION 8, OR (C) RECKLESSNESS, INTENTIONAL MISCONDUCT OR FRAUD.

10. NO CONFLICTS. Consultant will refrain (and shall cause Consultant Key Person to refrain) from any activity, and will not enter into any agreement, or make any commitment that is (a) inconsistent or incompatible with Consultant’s obligations under the Agreement, including Consultant’s or Consultant Key Person’s ability to perform the Services, (b) would prejudice Consultant’s or Consultant Key Person’s independence and objectivity in performing the Services, or (c) interferes with Scilex’s business.

11. 11. COMPLIANCE.

11.1 Healthcare Law Compliance. Consultant agrees that reimbursement of expenses is limited to the terms of the Agreement. Consultant further agrees that in furtherance of performing the Services, Consultant and Consultant Key Person shall not pay for any portion of a business meal with any third party, including any healthcare professional. Payment of a business meal that is part of a planned, pre-approved event and that is attended by Consultant Key Person (or other representative of Consultant), a representative of Scilex and one or more healthcare professionals, shall be the exclusive responsibility of Scilex; provided that such business meals: (a) are in connection with a substantive educational or business discussion relating to Scilex products; (b) are modest in cost by local standards where the meal occurs, but in no event shall such business meal exceed $150.00 per person; (c) occur at an appropriate venue; (d) do not include such healthcare professional’s spouse or guests; (e) do not include entertainment; and (f) not be an inducement or reward to such healthcare professional(s) for prescribing, purchasing or recommending Scilex products.

11.2 Federal Healthcare Eligibility. Consultant represents and warrants that neither Consultant, Consultant Key Person, nor any of Consultant’s other employees, agents, vendors, consultants or other representatives, have been convicted of an offense related to healthcare or listed by a federal agency as debarred, excluded, or otherwise ineligible for federal program participation. Consultant shall promptly notify Scilex in writing, but in any event no later than two (2) business days, if Consultant, Consultant Key Person, or any of Consultant’s employees, become excluded from any federal health care program during the Term. Upon receipt of such notification, Consultant shall immediately become ineligible to perform Services under the Agreement and Scilex shall have the right to immediately terminate the Agreement.

11.3 Formulary and Committee Membership Disclosures. During the Term, if Consultant or Consultant Key Person is a member of a committee that sets formularies or develops clinical guidelines, affiliated with any healthcare institute, medical committee, or other medical or scientific organization (collectively, “Committee”), Consultant agrees to disclose to such Committee the existence of its relationship with Scilex without breaching any obligations of confidentiality to Scilex as provided under the Agreement. Consultant also agrees to make such disclosures for a period of two (2) years following the expiration or termination of the Agreement.

11. 4 Anti-Bribery. Consultant shall comply with (and shall cause Consultant Key Person to comply with) all applicable anti-bribery laws and regulations, including, without limitation, the U. S. Foreign Corrupt Practices Act of 1977, as amended, or the U. K. Bribery Act of 2010, as amended, and shall not cause Scilex to be in breach of any of the anti-bribery laws and regulations in the countries where Scilex operates. Without limiting the generality of the foregoing, in performing the Services, neither Consultant, Consultant Key Person, nor any of Consultant’s other employees, agents or other representatives will pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office, or to any other company, person or entity, corruptly for the purpose of (a) influencing any act or decision of that person in his/her official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization, or such political party, or any other company, person or entity, or to perform such functions improperly, (b) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party, or any other company, person or entity to affect or influence any act or decision thereof or (c) securing any improper advantage.

12. TERMINATION. The Agreement may be terminated at any time prior to the expiration of the Term: (a) by mutual written consent of Scilex and Consultant; or (b) by Scilex, at its option and without waiving any other available remedy, immediately upon providing written notice to Consultant, if Consultant or Consultant Key Person has breached the Agreement or these Terms and Conditions. In addition, the Agreement will terminate automatically upon the death of Consultant Key Person. In the event of any termination of the Agreement by either Scilex or Consultant as provided in this Section 12 or as a result of Consultant Key Person’s death, the Agreement shall become void and there shall be no liability or obligation on the party of either Scilex or Consultant arising out of or in connection with the Agreement (other than Scilex’s obligation to pay Consultant any unpaid fees for Services performed prior to such termination or Expenses incurred prior to such termination), except that nothing in the Agreement shall relieve any party from the obligations set forth in Sections 3 (Confidentiality), 4 (Ownership of Work Product), 8 (Mutual Indemnification), 11.3 (Formulary and Committee Membership Disclosure), and 13 (Miscellaneous) of these Terms and Conditions (collectively, the “Surviving Provisions”); provided that any pre-termination breaches of the Agreement shall survive the termination and Scilex shall be entitled to all remedies available at law or in equity in connection with any such pre-termination breach of the Agreement and all future breaches of any Surviving Provision.

13. MISCELLANEOUS.

13.1 Governing Law. The Agreement shall be governed by the internal laws of the State of California without regard to conflicts of law principles.

13.2 Scilex Rules and Procedures. While on Scilex’s premises, if applicable, Consultant agrees to comply with (and shall cause Consultant Key Person to comply with) Scilex’s then-current access rules and procedures, including those procedures pertaining to safety, confidentiality and security.

13.3 Dispute Resolution. The Parties agree that any and all disputes, claims or controversies arising out of or relating to the Agreement that are not resolved by their mutual agreement (a) shall be brought by a party in such party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding and (b) shall be submitted to final and binding arbitration before JAMS (formerly Judicial Arbitration and Mediation Services), or its successor, pursuant to the United States Arbitration Act, 9 U. S. C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Section by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting a single arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings, which shall take place in Santa Clara County, California and in the English language. The parties agree that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

13.4 Remedies. Except as expressly set forth herein, the exercise of any remedies hereunder shall be cumulative and in addition to, and not in limitation of, any other remedies available to such party at law or in equity.

13.5 Severability; Waiver. If any provision of the Agreement is held by an arbitrator or court of competent jurisdiction to be void or unenforceable, such provision will be deemed modified and will be interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of the Agreement will continue in full force and effect. Any waiver or failure to enforce any provision of the Agreement by either party on one or more occasion shall not be deemed a waiver of any other provision or of such provision on any other occasion.

13.6 Construction. The headings used for the sections of the Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent of the sections. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that such word or variation thereof follows. The language used in the Agreement will be deemed to be the language chosen by the parties to express the parties’ collective mutual intent, and no rule of strict construction will be applied against any party.

13.7 Assignment. Without the prior written consent of Scilex, Consultant shall not assign any of its rights, interests or obligations hereunder (including by operation of law, merger, consolidation, sale of all or substantially all of its assets, or a change of control). Any assignment in violation of the preceding sentence shall be void and no assignment shall relieve Consultant of any of its obligations under the Agreement. Scilex may assign any of its rights in or interests hereunder without the prior written consent of Consultant.

13.8 Further Assurances. Each party shall execute and deliver to the other party such instruments and other documents, and shall take such other actions, as such other party may reasonably request at any time for the purpose of carrying out or evidencing any of the transactions contemplated hereby.